EXHIBIT 99.1

Havertys Reports Earnings for First Quarter 2014

Atlanta, Georgia, May 1, 2014 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2014 of $0.27 compared to $0.36 for the same period of 2013. The first quarter of 2013 included an out-of-period adjustment which favorably impacted gross profit by $0.8 million or $.02 per share after tax.

Clarence H. Smith, chairman, president and CEO, said, "In early April we announced that first quarter comparable store sales were 0.9% lower than the same quarter last year when comps had been up 11.5%.  Earnings for the first quarter are slightly better than anticipated at the time of the sales release as we achieved very good gross profit margins due to our exclusive merchandise and pricing discipline and contained our fixed and discretionary costs.

We are glad to report that our sales momentum has picked up in April.  Our comparable store written business is currently trending up 7.5% quarter to date after adjusting for the Easter calendar shift.  Total written business is up 6.4% on top of the 19% produced last year for this period after adjusting for the calendar differences.

Our store growth and repositioning is well underway as we work to open three new stores in our largest markets, including a smaller format designed for dense urban areas.  These combined with the three store relocations and two closures will increase our retail square footage about 1.8% by the end of 2014.  We believe measured expansion and our ongoing focus on the customer and her Havertys shopping experience will provide growth in the near and long term."

Financial Highlights

First Quarter 2014 Compared to First Quarter 2013

  Total net sales declined 2.3% to $181.7 million. Comparable store sales were down 0.9% from the 11.5% increase for the same period last year. Comparable store sales increased 7.3% in 30 of our southern locations not impacted by the severe winter weather.
  Total written sales were up 0.9% and written comparable store sales were up 2.6%. Our stores are closed on Easter, so both of these amounts were adjusted downward 1.3% to compensate for that holiday falling in March last year and April this year.
  Average written ticket continues to grow, up 5.1% over the comparable period and up 3.3% sequentially. The custom order portion of upholstery sales increased 11.0%.
  Gross profit margins increased 30 basis points to 53.8% as a percent of sales compared to 53.5%, which excludes the 45 basis point positive impact the adjustment noted above.
  Selling, general and administrative costs increased $1.0 million due to additional expenses for advertising of $0.6 million, higher warehouse and delivery costs of $0.9 million, partly offset by reduced administrative expenses of $0.4 million. Total SG&A costs were 160 basis points higher due to the deleveraging of fixed and discretionary costs on the lower sales.
  Pre-tax earnings of $10.0 million decreased 170 basis points to 5.5% from 7.2% as a percent of sales.
  Our retail store count at March 31, 2014 was 119 versus 121 at March 31, 2013.

NEWS RELEASE – MAY 1, 2014           Page 2

Expectations and Other

  We expect that our annual gross profit margins for 2014 will be approximately 53.8%, slightly ahead of the adjusted 53.7% achieved in 2013.
  Planned capital expenditures for 2014 are $35.0 million.

NEWS RELEASE – MAY 1, 2014      Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2014	2013

Net sales	$181,737	$186,090
Cost of goods sold	83,875	85,781
Gross profit	97,862	100,309
Credit service charges	81	86
Gross profit and other revenue	97,943	100,395

Expenses:
Selling, general and administrative	87,674	86,662
Interest, net	273	278
Provision for doubtful accounts	48	13
Other (income) expense, net	(8)	(8)
	87,987	86,945

Income before income taxes	9,956	13,450
Income tax expense	3,827	5,190
Net income	$6,129	$8,260

Basic earnings per share:
Common Stock	$0.27	$0.37
Class A Common Stock	$0.26	$0.35

Diluted earnings per share:
Common Stock	$0.27	$0.36
Class A Common Stock	$0.26	$0.34

Basic weighted average shares outstanding:
Common Stock	20,157	19,717
Class A Common Stock	2,358	2,781

Diluted weighted average shares outstanding:
Common Stock	22,928	22,955
Class A Common Stock	2,358	2,781

Cash dividend per common share:
Common Stock	$0.080	0.0400
Class A common Stock	$0.075	0.0375

NEWS RELEASE – MAY 1, 2014       Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$84,508	$83,185	$53,869
Restricted cash and cash equivalents	8,017	7,016	7,014
Accounts receivable	7,421	8,172	9,102
Inventories	95,964	91,483	97,567
Prepaid expenses	6,853	6,494	7,545
Other current assets	2,796	4,349	4,886
Total current assets	205,559	200,699	179,983

Accounts receivable, long-term	752	832	823
Property and equipment	187,850	189,242	190,812
Deferred income taxes	13,203	13,253	24,184
Other assets	14,479	13,829	4,112
Total assets	$421,843	$417,855	$399,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,082	$21,810	$20,780
Customer deposits	24,745	19,008	20,859
Accrued liabilities	32,208	36,338	40,089
Current portion of lease obligations	1,012	959	908
Total current liabilities	76,047	78,115	82,636

Lease obligations, less current portion	15,916	16,196	17,229
Other liabilities	26,270	25,280	32,261
Total liabilities	118,233	119,591	132,126

Stockholders’ equity	303,610	298,264	267,788
	$421,843	$417,855	$399,914

NEWS RELEASE – MAY 1, 2014        Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Three Months Ended March 31,
	2014	2013

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$6,129	$8,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,380	5,342
Share-based compensation expense	926	803
Provision for doubtful accounts	48	13
Other	120	(216)
Changes in operating assets and liabilities:
Accounts receivable	783	586
Inventories	(4,481)	(665)
Customer deposits	5,737	(104)
Other assets and liabilities	1,664	(1,454)
Accounts payable and accrued liabilities	(7,858)	(7,176)
Net cash provided by operating activities	8,448	5,389

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(4,518)	(3,972)
Restricted cash and cash equivalents	(1,000)	(1)
Proceeds from sale of assets	409	2
Net cash used in investing activities	(5,109)	(3,971)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on lease obligations	(227)	(216)
Dividend paid	(1,789)	(883)
Net cash used in financing activities	(2,016)	(1,099)

Increase in cash and cash equivalents during the period	1,323	319
Cash and cash equivalents at beginning of period	83,185	53,550

Cash and cash equivalents at end of period	$84,508	$53,869

NEWS RELEASE – MAY 1, 2014 Page 6

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 119 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Friday, May 2, 2014 at its website, www.havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 12:00 p.m. EDT through Friday, May 9, 2014. The number to access the telephone playback is 1-800-406-7325 (access code: 4680924#).

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys